Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Partners of CubeSmart, L.P. and the Board of Trustees of CubeSmart:

We consent to the use of our reports dated February 21, 2020, with respect to the consolidated balance sheets of CubeSmart, L.P. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), capital, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 3, 2020